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                                                                    EXHIBIT 99.1

                                                       NEWS
                                                           RELEASE
[ISCO LOGO]                    [ISCO LETTERHEAD]


                ISCO INTERNATIONAL OBTAINS $5 MILLION SETTLEMENT

Mt. Prospect, IL (March 16, 2001) - ISCO INTERNATIONAL (Illinois Superconductor Corporation; OTC Bulletin Board symbol ISCO) announced today that a settlement of previously disclosed shareholder litigation has been reached, which, subject to court approval, will result in the Company receiving $5 million, less legal fees and notice expenses. Alexander Finance has agreed to make this settlement payment in order to resolve claims asserted against them. This settlement is in addition to the $15 million settlement (net of legal and certain other expenses), also subject to court approval, announced February 22nd which involved ISCO's largest shareholder. The shareholder litigation remains outstanding against a third party. A notice regarding the Alexander Finance settlement is being mailed to all shareholders. The court hearing to consider the settlement is currently scheduled for April 27, 2001.

Illinois Superconductor Corporation is a leading supplier of interference management solutions for the wireless telecommunications industry and is the industry leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. ISCO develops, manufactures, and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services (PCS) and other wireless services and systems.

ISCO offers the broadest range of interference management solutions in the industry. It offers the only patented product in the world that suppresses in-band interference within 20 milliseconds. The company offers the widest range of configurations for HTS out-of-band interference solutions that support cellular,


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PCS and 3G systems. Its products include the smallest HTS filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP(TM) system. ISCO has sold more than 300 systems worldwide and has on-going field trials with domestic and international service providers. ISCO is also developing ultra-high-performance superconducting front-end products, including both transmitter and receiver products for emerging third generation (3G) wireless systems. 3G wireless systems are expected to replace current wireless systems over the next several years.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the possibility that the court will not approve the proposed settlement; the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.